Exhibit 10.3

*Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

The redacted confidential portions of this exhibit are marked by [***].

CONTRACT No. RUSAL-SMZ/2017
Moscow	December 27, 2016
Open Joint Stock Company “United Company RUSAL – Trading House” (JSC “UC RUSAL TH”), hereinafter referred to as the “Supplier”, in the person of the General Director [***], acting on the ground of the Charter, on the one part, and JSC “Arconic SMZ”, in the person of [***] acting on the ground of letter-of-attorney No. 931/086D of 23.08.2016 (letter effective period: until 31.01.2017), hereinafter referred to as the “Buyer”, on the other part, collectively hereinafter referred to as the “Parties” and the “Party” each, have concluded the present Contract No. RUSAL-SMZ/2017 of December 27, 2016 (hereinafter the “Contract”) as follows:

1. SUBJECT OF THE CONTRACT

1.1. The Supplier undertakes to ship/supply, and the Buyer undertakes to receive and pay for aluminum products as per Appendix No.1 and other Appendices to the present Contract (hereinafter “the Goods”) in 2017 – 2019 under the terms of the present Contract. The aluminum products’ Manufacturer (hereinafter “the Shipper”) and Product Mix (grade, shape, dimensions and technical requirements) are established in monthly Additional Agreements of the Parties for supply of the Goods constituting an integral part of the present Contract.

1.2. The Buyer is entitled to replace one grade of slabs with other grade/grades, except 3104BT alloy grade slabs, subject to the following conditions:

- the total metric ton amount of the replaced Goods grade and the replacement Goods grade remains unchanged;

- the replacement and the replaced Goods grades are manufactured at one and the same Manufacturing Plant.

1.3. The Buyer is entitled to reject, when placing the monthly requisition, part of the volume exceeding allowable variation under the present Contract. As for 3104BT slabs, the rejection of volumes exceeding allowable variation is possible on the condition that the Supplier is notified by the Buyer no later than three months before the 1 day of the month of shipment. Should the Buyer fail to fulfill his obligations to purchase total amount of Goods including allowable variation as per Appendix No.1 and other Appendices to the present Contract, the Supplier is entitled to claim compensation from the Buyer calculated as per Clause 9.1.3.
1.4. The Buyer is entitled to place requisition for the volume exceeding allowable variation established in Appendix No.1 and other Appendices to the present Contract. If the requisition is acknowledged by the Supplier, the shipped volume will be included in total annual volume of requisitions placed by the Buyer.

1.5. Under the Additional Agreements of the Parties, it is permitted to:

- replace alloy grades of the Goods specified in Appendix No.1 and other Appendices with new ones, against negotiated product premium РР;

- order new standard sizes not specified in Appendix No.2. This being stated, the Buyer is entitled to place requisition for slabs with standard sizes not specified in Appendix No.2 only upon formal notification by the Supplier stating that manufacture is feasible and the appropriate loading plans are ready. Should the estimated load of hauling stock be less than 65 tons, the Parties negotiate product premium PP for the Goods grade with new standard size.

In addition, if ordering new standard sizes is driven by lack of Supplier’s technical capability to ship sizes specified in Appendix No.2, PPs for new size do not change.

1.6. The Supplier will not object against the Buyer selling primary aluminum to its partner suppliers at the Russian Federation market on the condition that the Federal Law on amending article 149 of the Tax Code of the Russian Federation about exemption of sales of secondary aluminum and its alloys from VAT is adopted and comes into legal force, and also on the condition that primary aluminum sold to partner suppliers will be used for further delivery of aluminum alloys to the Buyer under purchase-and-sale contracts established between the Buyer and partner suppliers.
1.7. The following Goods will be included in total amount of Goods delivered under the contract (as regards the Supplier’s obligation to deliver and the Buyer’s obligation to receive and pay for), assuming that both of the two following conditions are met:
1.7.1. The Goods (primary aluminum products) should be produced by UC RUSAL aluminum plants;
1.7.2. The Goods (primary aluminum products) should be produced in 2017-2019 (except for the Goods delivered from the Supplier’s warehouse located at the Buyer’s site), and within this period (2017-2019) deliveries to the Buyer will be made and/or primary aluminum will be delivered to the Buyer from other suppliers-Russian residents.

2. QUALITY OF GOODS

2.1. Quality, chemical composition, aluminum mass fraction and Goods grade identification, shape, dimensions, technical requirements, acceptance rules, test methods, packaging, transporting, storage of the Goods delivered under the present Contract shall meet Russian State Standards (GOST), technical regulations, technical specifications indicated in monthly Additional Agreements of the Parties for supply of the Goods constituting an integral part of the present Contract. Additional Agreement form is specified in Appendix No.3 to the present Contract. Technical requirements for quality of the Goods are set forth in Appendix No.2 to the present Contract. As agreed by the Parties, technical requirements for quality of the Goods can be revised throughout the effective period of the Contract.

3. TERMS AND TIME OF DELIVERY

3.1. The Goods are delivered on delivery terms DDP Consignee’s railway station indicated in Clause 3.4 of the Contract and/or EXW Supplier’s Warehouse located at the Buyer’s site with the following address: 443051, Samara, Alma-Atinskaya str., 29, as per INCOTERMS 2010 (ICC, Paris, Publication No.715) to the extent not in conflict with the terms of the present Contract. The Supplier pays expenses of transportation to the Consignee’s station, and the transportation expenses are included into price of the Goods. The Parties contribute equally to cooperation with the Carrier aimed to ensure transportation of Goods from the Consignee’s station to the Receiver’s station and are equally liable for delivery time.

3.2. For deliveries by rail, date of Sender’s station stamp in railway bill of lading is considered as the shipping date. One-time shipped amount of goods is considered as the batch of the Goods. Goods delivery date is the date of the Consignee’s station stamp in railway bill of lading. For deliveries by the Buyer’s transport ex Supplier’s warehouse, the date of warehouse release note issued by the Supplier is considered as the Goods’ delivery date and shipment date.

[***]

3.3. The beginning of the month of shipment is understood as the 1-st day of calendar month when shipment of the Goods is performed.

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3.4. The Consignee’s shipment details for deliveries by rail:
The Consignee, its railway code	“Arconic SMZ” JSC, 5122
Destination station, station code	Srednevolzhskaya station of Kuibyshevskaya railroad, station code 638003
OKPO codes, INN of the Consignee	OKPO 05810809, INN 6310000160
Postal address	443051 Samara, Alma-Atinskaya str., 29, Bld. 33/34
Shipment is performed in railcars/containers intended for shipment of specific kind of Goods. Changing means of transportation (from railcars to containers and from containers to railcars) should be negotiated with the Buyer separately for each kind of Goods.
3.5. For each batch of Goods, the Supplier provides the following documents: — certificate of quality; — railway cargo receipt; invoice for the Goods and TORG-12 bill of lading.
3.5.1. When the Goods are delivered on “EXW Supplier’s Warehouse” terms, invoice form field 3 should read Open Joint Stock Company “United Company RUSAL – Trading House” (JSC “UC RUSAL TH”) indicated as the Sender.
3.5.2. Should the state tax authority refuse the Buyer to deduct VAT due to incorrect completion of Invoice line 3 indicated in Clause 3.5.1., the Supplier will issue to the Buyer adjusted invoices as per procedure established by the Russian Government Regulation No.1137 of December 26, 2011 bearing the current date of the Buyer’s request for adjustment of the Sender’s data in invoice. The Buyer’s request shall be printed on the Buyer’s letterhead and sent via email to the following addresses [***] Should the date of electronic message be different from the date of the Buyer’s request printed on his letterhead, the date of e-message receipt is assumed as the date of Buyer’s request.

3.5.3. The Supplier provides copies of railway cargo receipts and certificates of quality to the Buyer by posting the aforementioned documents on trading portal https://trade.rusal.ru.

For deliveries by rail, the original certificate of quality and original railway bill of lading travel with the Goods to the Consignee’s station and are handed over together with the Goods in the railcar/container.

The Supplier sends copies of invoices and TORG-12 bills of lading to the Buyer within 5 calendar days including shipment date via facsimile transmission or electronic mail in accordance with the details indicated in clauses 12, 13 of the present Contract (hereinafter “by fax or by e-mail”). It is acceptable to negotiate submittal in ordinary way of business and to submit the indicated documents to different e-mail addresses. The original invoices and TORG-12 bills of lading are forwarded to the Buyer via courier/ registered mail/ Russian Post or delivered by hand within 20 calendar days from the date of the Goods’ shipment.

The Buyer notifies the Supplier about receipt of invoice and TORG-12 copies by fax or by e-mail not later than the next business day following the day when the said documents were received.

On the last day of the month of shipment and the first day of the month directly following the month of shipment, the Supplier upon the Buyer’s request promptly communicates information on the Goods delivered (quantity and product mix). The information is provided by the Supplier to the Buyer by fax or by e-mail, or via the Supplier’s trading portal https://trade.rusal.ru.

3.6. Certificates of quality should include the following data:

▪  name of the Goods’ manufacturer;

▪  description and alloy grade of the Goods;

▪  batch number;

▪  batch weight;

designation of a standard to which requirements the batch of the Goods complies.

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3.7. Should early shipment occur before the 21-st of the month of shipment for the Goods planned to be shipped from 21-st of the month of shipment, the latest date of payment indicated in Clause 5.1.1. of the present Contract is calculated accordingly from the 21-st of the month of shipment.

3.8. When the Goods are delivered in amount exceeding the amount ordered by the Buyer for shipment (in month of shipment) and/or when unapproved product mix of the Goods (grade, standard size) are delivered, the Buyer is entitled to do the following:

- reject the Goods shipped in excess of stated volumes or in unapproved product mix. In such case, the Supplier shall instruct Russian Railways to return railcars to the Sender or to provide for redirecting railcars with these Goods to prevent their arrival at the stations indicated in Сlause 3.4. of the present Сontract. Should, for any reason, redirection of railcars fail to happen in transit, the Supplier is obliged to communicate to the Receiver the details of the station where the railcars shall be forwarded to, as well as reimburse all expenses incurred by the Receiver in connection with the cargo storage and forwarding.

- get the Supplier’s consent to place such Goods at the Supplier's warehouse located at the address: 443051, Samara, Alma-Atinskaya str, 29, Bld. 33/34.

4. PRICE OF THE GOODS

4.1 The price of one metric ton of the Goods (hereinafter – “P”) supplied under the present Contract including VAT shall be set in US dollars as per the following formula:

[***]

VAT – rate of value-added tax in accordance with the applicable RF legislation.

For the purpose of informing the Buyer about the shipped Goods (quantity, mix, Goods shipment date), the Supplier shall provide the Buyer with an access to the trading portal specified in Clause 3.5. The information on the trading portal is published only on working days specified in the factory calendar of the labor time approved by the RF government for the current year. Date of provision of information about the actually shipped Goods is shown on the trade portal in the “Date of appearance” field. For recording the date of providing the information (Date of appearance), the Supplier shall, on the working days specified in the factory calendar of the labor time approved by the RF government for the current year, not later than 14:30 Moscow time, send the Buyer downloaded information about shipment from the trading portal https://trade.rusal.ru in Excel format. For price generating purposes, the date specified in the “Shipment date” field on the trading portal shall be considered date of shipment. If Supplier provides the information about the actually shipped volumes later than the working day following the actual shipment day, the value of LME for price generating shall be the value as of the working day of London Metal Exchange following the Date of appearance except for shipments, which are effected on Fridays and Saturdays. If Supplier provides the information about the actually shipped volumes for Friday and Saturday on the nearest working Monday following them, LME value for price generating shall be as of the nearest Monday following them, if it is a working day of London Metal Exchange.

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4.2 PP value includes the amount of transportation costs from Consigners’ stations to the station specified in Clause 3.4 of the Contract, and shall be set in US dollars for one metric ton of Goods in accordance with the following table:
Manufacturer / Consigner	Goods Brand	[***]	[***]
АО “RUSAL Krasnoyarsk”	3104БТ flat slab 500х1800х5400	[***]	[***]
	3104БТ flat slab 600х1850х4600	[***]	[***]
АО “RUSAL Krasnoyarsk”/ ОАО “RUSAL Bratsk”	A5 flat slab	[***]	[***]
ОАО “RUSAL Bratsk”, АО “RUSAL Sayanogorsk”	АМг2 flat slab	[***]	[***]
ОАО “RUSAL Bratsk”	8011А-6 flat slab	[***]	[***]
АО “RUSAL Krasnoyarsk”	АМЦ (3003) flat slab	[***]	[***]
ОАО “RUSAL Bratsk”	Rolled wire АКЛП-ПТ-5Е	[***]	[***]
АО “RUSAL Sayanogorsk”, АО RUSAL Novokuznetsk”	АК12 alloy och pig	[***]	[***]
subsidiary АО SUAL” “NAZ-SUAL”, АО “RUSAL Sayanogorsk”	Primary aluminum А85Si pig	[***]	[***]
АО “RUSAL Sayanogorsk” or another one – as per Supplier’s choice	Primary aluminum А85 pig	[***]	[***]
	Primary aluminum А8 pig	[***]	[***]
АО “RUSAL Krasnoyarsk” or another one – as per Supplier’s choice	Primary aluminum А7Э pig	[***]	[***]
АО RUSAL Novokuznetsk” or another one – as per Supplier’s choice	Primary aluminum А6 pig	[***]	[***]
For each grade of Goods, the Supplier may select another plant-manufacturer (consigner) on condition that such plant-manufacturer (consigner) is located on the RF territory.
4.3 In case of packing the Goods (ingot) with aluminum wire, price of 1 metric ton of packing material (aluminum wire) shall be equal to the price of 1 metric ton of Goods packed this way and shall be paid for together with the Goods.

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5. PAYMENT TERMS 5.1 The Buyer shall pay for the Goods on the following terms:

5.1.1 Payment for the lot of the Goods under the present Contract shall be effected on the basis of the relevant invoice:

[***]The first banking day following the shipment date shall be considered to be the first day for payment (the day of the start of count of the payment due date).

5.1.2 The Buyer shall effect payment for the Goods in the FR rubles. The date of writing off the funds from the Buyer’s settlement account shall be considered to be the date of payment.

The liabilities for payment for the Goods shall be considered to be fulfilled from the date of crediting the funds to the Supplier’s account. If the funds have not been credited to the Supplier’s account through the fault of the Supplier’s bank, the Buyer shall not be held responsible in accordance with Clause 9.1.2 from the date of crediting the funds to the correspondent account of the Supplier’s bank till the date of crediting the funds to the Supplier’s account.

5.1.3 The Buyer shall be liable to specify in the payment order: - number and date of the contract; - number and date of the invoice;

5.2 The Supplier shall submit to the Buyer the invoices for the Goods in accordance with Article 168 of the RF Tax Code within five calendar days, including Goods shipment date, in Russian rubles. Extent of Buyer’s liability for payment for the Goods shall be generated in accordance with the price for the Goods set in Clause 4.1 of the present Contract and converted to the Russian rubles as per the RF Central Bank ruble to US dollar rate set for the date of Goods shipment to the Buyer. Date of shipment shall be specified in the invoice as an additional detail for the purpose of unambiguous identification of the exchange rate in the process of converting the contractual currency commitment into rubles.

In case of absence of the technical possibility for the Supplier to provide invoices for the lot of Goods within the timeline specified in Clause 3.5, the Buyer shall be liable to effect payment for this lot of Goods on the working day following the day of receiving the invoice without Buyer’s paying any penalties on condition that the invoice has been sent to the Buyer by the Supplier by e-mail not later than 2 pm Moscow time. If the invoice has been submitted later than the specified time, payment shall be effected on the second working day following the day of his receipt of the invoice.

5.3 The bank fee of the Supplier’s bank and the correspondent bank of the Supplier’s bank shall be paid for by the Supplier, and the bank fee of the Buyer’s bank and the correspondent bank of the Buyer’s bank shall be paid for by the Buyer.
5.4 The Supplier shall submit reconciliation reports upon the Buyer’s written request within 15 working days from the date of receiving such request. The Buyer shall send the Supplier a notification of receiving or a failure to receive such report by fax or by e-mail. The date of confirmation of receiving the report shall be considered to be the date of Buyer’s receiving the report. In case of any discrepancies with regard to reconciliation reports, the Buyer shall issue a Discrepancy report. In case of failure to sign a report received by the Buyer and the absence of the Discrepancy report to this reconciliation report issued by the Buyer within fifteen (15) working days from receipt of the reconciliation report, the mentioned reconciliation report shall be considered to be approved in Supplier’s wording. The reply to the Discrepancy report shall be sent to the Buyer within 15 working days from the date of its receiving. The Parties shall undertake all the efforts in order to settle all discrepancies and sign the final settlements reconciliation report within the reasonably prompt timelines.

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6. PROCEDURE FOR SUPPLY

6.1. Not later than the 9th day of the month preceding the month of shipment, the Buyer sends a written request to the Supplier specifying the volumes for each item list of the Goods to be shipped, the ten-day shipment schedule (1-10 date, 11-20 day, 21st – the last day of shipment month), standard sizes for each product range (for slabs and billets).

Before the 24th day of the month preceding the month of shipment, the Supplier sends to the Buyer confirmation of the possibility to fulfill the Buyer's request based on technical capabilities of the manufacturing plants.

Should the Parties fail to agree on the schedule of shipments, the Buyer is obliged, before the 27th day of the month preceding the month of shipment, to adjust the request for all items, except for grade A85Si primary aluminum, based on monthly-even shipments approach, and the Supplier is obliged to accept this corrected request and ship the goods in accordance with the adjusted request. Grade A85Si primary aluminum shall be shipped depending on the Supplier’s technical capabilities and the schedule agreed in Appendix No. 1 and other Appendices to this Agreement.

Example: If total volume of the Goods (except for grade A85Si primary aluminum) ordered for shipment in a certain month is 10,000 tons, and the Parties failed to agree on a shipment schedule, the Buyer is obliged to adjust the shipment schedule so that every 10-days shipment would amount to 3,333.3 tons (one third of the monthly volume).

Prior to the month of shipment from the manufacturing plant, the Supplier shall provide the Buyer with a provisional daily schedule of the Goods’ shipment from the manufacturing plant. This schedule is for informational purposes only and does not constitute an obligation of the Supplier to ship within the scheduled time.

6.2. To ensure uninterrupted supply of slabs to the Buyer, the Supplier shall deliver slabs to his warehouse [***]
6.3. The volume of the Goods shipped during the month of shipment for each product mix and size as well as other conditions requiring approval shall be documented in monthly Supplementary Agreements of the Parties for shipment of the Goods (in accordance with the Supplementary Agreement form as per Appendix #3 to this Contract).
6.4. The Goods shall be shipped according to the shipping details specified in Clause 3.4. of the present Contract for shipments [***], unless the Parties agree otherwise in writing.
6.5. Monthly shipments of the Goods shall be made within +/- 5% of each product mix volume at the Supplier’s discretion.
6.6. If a certain type size of the Goods (only for slabs), agreed in Appendix No. 2 to the Contract, was not delivered within two months in a row, the Buyer shall notify the Supplier of the recommencement of placing orders for this type size of the Goods not later than 30 days before the estimated delivery (shipment) date.

7. ACCEPTANCE OF GOODS

7.1. Acceptance of the Goods by quantity: if delivered by railway transport, when receiving the Goods at the Consignee’s railway station, the Buyer is obliged to check the cargo name, the number of pieces and weight of the Goods. Acceptance of the Goods by quantity shall be made by the Buyer as prescribed by the USSR State Arbitrage Instruction #P-6 dated June 15, 1965 in revision of November 14, 1974.

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7.2. Acceptance of the Goods by quality shall be made in accordance with GOST and/or TU (Clause 2.1. of the present Contract) and as prescribed by the USSR State Arbitrage Instruction #P-7 dd. April 25, 1966 in revision of November 14, 1974 to the extent not regulated by this contract.

7.3. If the Buyer detects a non-compliance with the requirements for the quantity and/or quality of the Goods supplied, specified in the railway consignment notes and/or quality certificates, it is mandatory to call in the representative of the Supplier within 24 hours from the moment of non-compliance identification. The Supplier’s representative shall be called in by sending a telegram or a corresponding message to the Supplier’s fax or to the Supplier’s email address indicated in this Contract.

The Supplier shall, within 24 hours after he received the call from the Buyer, assign his authorized representative to arrive to the Buyer.

The Supplier’s representative undertakes to arrive at the Consignee’s location for joint acceptance of the Goods within 5 working days from the date of the call (telegram) receipt; hereby the Supplier’s representative must have with him all the necessary documents certifying his power to accept the Goods, sign claim reports, minutes of meetings and other binding documents.

Should the Supplier’s representative fail to provide such documents, the Buyer is entitled to suggest that the Supplier submits the necessary documents, sends another representative, or the Buyer has the right to accept the Goods in the presence of a public member.

Should it be impossible for the Supplier’s representative to arrive within the specified five-day period, the Supplier has the right to offer alternative time within which he will send his representative, not exceeding the next 5 working days, or give his written refusal to the Buyer to send a representative. In such case, acceptance of the Goods is made without the Supplier’s representative, in the presence of a public member involved at the Consignee’s location. In case of joint acceptance of the Goods by the Buyer and the Supplier, the involvement of any public members or representatives of an independent expert organization agreed by the Parties is not required.

Should the Supplier and the Buyer fail to reach a common opinion regarding any shortage of the Goods, defects of the Goods (latent or patent) and other technical issues, then an independent expert organization selected by agreement of the Parties is invited to resolve the issue. If the Parties fail to agree on an independent expert organization, then VILS JSC [All-Russia Institute of Light Alloys] or another organization designated by VILS JSC will act as an expert organization.

The parties shall submit to the expert organization all the necessary documents pertinent to the claim, the Buyer shall provide samples of the Goods (or products manufactured from the Goods) for which the claim arises. Expenses related with expert organization involvement shall be paid by the Party, whose opinion does not coincide with the opinion of the expert organization. Independent expert organization findings are final for both Parties; they cannot be appealed or contested.

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7.4. If the Buyer’s product quality deficiencies are revealed at the Buyer’s product customer locations using the Buyer’s product made from the Goods (hereinafter “Customer locations”), which may be due to non-compliance of the Goods quality, the customer location suspends further processing of the products and draws up a report or other document (hereinafter “Act”), documenting the identified inconsistencies in quality.

The Parties agree that the notification of the Buyer and the notification by the Buyer of the Supplier about the preparation of the act in this case is not required. The parties agree that in this case the Act can be made up without participation of the Buyer, the Supplier, a public member, a representative of a third-party expert organization (none of the listed persons). The parties agree that the Act unilaterally made up by the customer location in this case constitutes the due evidence of the information specified in it.

If any quality deficiencies are identified, the customer location selects three sets of product samples with the deficiencies (3-5 cans in each set). All sets of samples are to be properly sealed by the customer location.

The samples (a set of samples) shall be properly packed in a plastic, cloth, paper or other bag, the top of the bag shall be bandaged with a twine or adhesive tape in such a way that the bag cannot be opened without breaking the twine or adhesive tape, the end of twine or adhesive tape shall be labelled with a paper tag indicating batch and coil numbers, Can Body Stock dimensions, dates (dates) of sampling and packaging, personal signature(s) and name(s) of persons or at least one person involved in sampling and sealing; the tag shall be sealed with the stamp of the customer location or one of its subsidiaries; the paper tag shall be glued in such a way that the bag cannot be opened without breaking (removing) it.

It is permitted to note at least one of the above-mentioned details on the tag, and the rest of the information (including the reason for reject) can be listed in the Act or other document put inside the package.

It is allowed to seal samples (set of samples) in a different way, provided that such method of sealing will ensure unequivocal identification of the organization and the person involved in samples taking and sealing, traceability of the samples to the Buyer's batch and coil number and exclude any substitution of samples after sealing.

The Parties agree that the samples taken and sealed by the customer location using the a.m. procedure constitute the due evidence of the properties of product made by the Buyer from the Goods represented by the samples taken.

The customer location shall send all sets of samples to the Buyer. Ensuring the above-mentioned actions of the customer location is the responsibility of the Buyer, the Buyer will stipulate appropriate terms and conditions in the sale/supply contracts for its products made from the Goods or provide for this otherwise.

Upon receipt of sealed sets of samples from the customer location, the Buyer opens one set and tests the samples in his laboratory. If the Buyer determines that the product is defective, and the defects are caused by deficiencies in quality of the Goods, the Buyer will send the second set of samples to the Supplier in accordance with this Contract. The third set is kept until the final settlement of the claim.

The Parties agree that in the event of a dispute on quality between the Parties, the third set of samples stored at the Buyer’s, properly sealed by the customer location, shall be sent for testing to VILS JSC, unless another expert organization is agreed by the Parties.

The findings of VILS JSC or another expert organization, agreed by the Parties, based on the results of sample testing, is final.

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8. FORCE MAJEURE

8.1. Should any circumstances arise preventing any of the Parties to fulfil their respective obligations under this Contract partially or in full, namely: acts of elements, war, military operations of any character, blockades, governmental decisions, as well as other circumstances, the occurrence of which neither Party could reasonably anticipate at the time of this Contract conclusion, and the consequences, the occurrence of which neither Party is able to prevent by reasonable actions, the time of fulfillment of the obligations is extended in proportion to the period during which such circumstances will remain in effect, only if such circumstances or their consequences directly and proximately affect the objective ability of the Party or Parties to fulfill their corresponding obligations under this Contract.

8.2. If the circumstances specified in Clause 8.1. of this Contract, will last more than three months, then any of the Parties has the right to fully refuse further fulfillment of its obligations under the Contract. If the circumstances specified in Clause 8.1. of this Contract will last more than one month, then any of the Parties has the right to reduce delivery volumes specified in Clause 1.1. of the Contract in proportion to the duration of the circumstances specified in Clause 8.1. of the Contract, notifying the second Party 10 working days before such a reduction. However, none of the Parties shall have the right to claim compensation for any losses from the other Party.
8.3. The Party unable to fulfill obligations under the Contract due to the said circumstances must notify the other Party within 72 hours from the moment of force majeure commencement.
8.4. Documents issued by the relevant Chamber of Commerce and Industry are deemed an appropriate evidence of commencement of circumstances specified in Clause 8.1. of this Contract and their duration.
8.5. Non-observance of the terms specified in Clauses 8.3., 8.4. of the Contract terminates the Party’s right to refer to force majeure circumstances commencement as the grounds for non-performance (improper performance) of its obligations.
9. LIABILITY, CLAIMS AND ARBITRATION 9.1. In case of non-fulfillment or improper fulfillment of the obligations undertaken under the Contract, the Parties shall bear the following responsibility:
9.1.1. For late delivery of Goods, the Buyer is entitled to demand penalty [***]

9.1.2. For late payments under this Contract, the Supplier is entitled to demand penalty [***]

The first day of delay is the first working day following the last day (payment date) of the payment period, established by this Contract.

9.1.3. In case, for any reason (except for the circumstances, specified in Clause 8 of this Contract), the quantity of the Goods agreed for shipment or shipped and paid for by the Buyer for each year of shipment (separately for 2017, 2018 and 2019), is less than the minimum, specified in Clause 1.1. of this Contract (in accordance with Appendix No. 1 and other Appendices to this Contract) and for flat ingots, except for 3104 BT grade, specified in item 4.2. of this Contract, upon the claim of the Supplier, the Buyer pays penalty, calculated by the following formula:

[***]

Penalty is calculated separately for each group of Goods:

Group 1: 3104BT flat slabs;

Group 2: A85Si primary aluminum;

Group 3: A6, A7E, A8, A85 primary aluminum;

Group 4: all goods except for group 1, 2, 3 products.

Quantity of Goods included in groups 1, 2, 4 and shipped in excess of contractual obligations (taking into account the negative allowance, specified in Appendix No. 1 and other Appendices to this Contract) is accounted for when assessing the fulfillment of obligations for the purchase of group 3 goods.

Quantity of goods, included in group 3, shipped in excess of contractual obligations (taking into account the negative allowance, specified in Appendix 1 and other Appendices to this Contract) cannot be taken into account when assessing the fulfillment of obligations for the purchase of goods included in groups 1, 2, 4 .

The Buyer is obliged to pay the penalty at the request of the Supplier within 15 calendar days from the date of the request sending to the Supplier. Payment shall be made in rubles at the ruble – dollar exchange rate of the Central Bank of the Russian Federation valid at the date of payment. Total penalty amount is not limited and no limitations apply providing the above penalty calculation procedure is observed. According to Art. 162 of the Tax Code of the Russian Federation, the penalty is VAT exempt.

Payment of the penalty relieves the Buyer from the obligation to purchase unordered quantity of the Goods.

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9.1.4. Payment of the penalty specified in clauses 9.1.1 and 9.1.2 does not relieve the Parties from the obligations stipulated by this Contract. At the same time, the penalty specified in clause 9.1.3 is the sole and exclusive measure of responsibility of the Buyer for non-fulfillment of the obligations on placement / execution of the order (s) for the quantity of goods, agreed in clause 1.1. Penalty payment by the Buyer relieves them from the obligation to compensate, in addition to penalty, for any other losses, incurred by the Supplier and related to the Buyer’s non-placement of the order for the quantity agreed in Clause 1.1.

9.1.5. All direct actual documented damages arising from the failure to perform or improper fulfillment of the terms of this Contract may be recovered by the injured party to the extent not covered by the penalty (with the exemptions provided for by clause 9.1.4.)

The Parties do not compensate each other for lost profits.

9.2. If the Buyer fails to comply with Clause 5.1.1 of this Contract, and the amount of overdue debt exceeds 150,000 (one hundred fifty thousand) US dollars including VAT, the Supplier has the right to unilaterally suspend further shipment of the Goods, notifying the Buyer thereof. The Supplier suspends the shipment the day after the notification is issued to the Buyer. In this case, the Supplier shall be released from liability for the delay of the agreed shipment timelines in accordance with clause 9.1.1. If the suspension of shipment does not exceed 5 working days, the Supplier is obliged to resume shipment on the second working day following the day of overdue debts settlement (payment date) by the Buyer, otherwise - within 10 working days from the date of overdue debts settlement.
9.3. Any disputes arising in connection with this Contract shall be considered by Moscow Arbitration Court in compliance with the mandatory claim procedure for the pre-trial settlement of disputes. All relations of the Parties in connection with this Contract, as well as this Contract invalidity issues, its termination and recognition as unconcluded are governed by the substantive law of the Russian Federation.
9.4. The Parties establish the following procedure for pre-trial and claim settlement of disputes in relation to the delivered Goods:

9.4.1. The claim is made within 30 calendar days from the date of the stamp of the station of the consignee in the railway consignment note. This period is precautionary and if the Buyer violates the 30 day deadline for issuing a claim, the Buyer loses the right to submit it to the Supplier.

Claims on hidden defects of the Goods are made within 12 (twelve) months from the date of delivery of the Goods for 3104BT flat slabs and 6 (six) months from the date of other flat slabs grades delivery.

Hidden defects are the defects that cannot be detected by the methods and techniques, applied at the Buyer's enterprise, and that are revealed only during processing, specifically: oxide films, slag and other non-metallic inclusions (fragments of lining and refractory materials), intermetallics, ingots structure deviation from the requirements of technical specifications or GOST, not detected by naked eye and occurred in the flat slab or billet body.

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9.4.2. The claim shall include: the claimant’s demands; the amount of the claim and its reasonable calculation, if the claim is subject to a monetary assessment; the circumstances justifying the claim and supporting evidences with reference to the relevant legislation; list of documents and other evidences, attached to the claim; other information necessary to resolve the dispute.

9.4.3. The claim is mailed by registered mail or handed against receipt. Either the original documents are attached to it, confirming the claims made by the applicant, or duly certified copies, or properly executed extracts from the documents and sample / samples of the claimed Goods (or products made from the Goods). It is allowed to send the claim and supporting documents by fax and / or e-mail with the subsequent provision of the originals.

The party, that received the claim, must send receipt confirmation, indicating the date of receipt.

9.4.4. Claims are reviewed within 30 (thirty) calendar days from the date of receipt, quality claims - within 30 (thirty) calendar days from the date of receipt of the sample / samples of the claimed Goods (or products made from the Goods). If the claim is not supported by the documents deemed necessary for its review, the documents are requested from the claimant with a five-day deadline for submitting facsimile copies of such documents, followed by the mandatory submission of originals or duly certified copies within one month. If the requested documents are not received by the deadline, the claim is reviewed on the basis of the available documents.
9.4.5. The party, that received the claim, is obliged to inform the claimant about the results of the claim review within the time period, specified in clause 9.4.4 of this Contract. The response to the claim is given in writing and is signed by the Manager or authorized person of the Party that received the claim. The authority of the signer must be confirmed by relevant documents. The response to the claim shall include: in full or partial satisfaction of the claim - the acknowledged amount, number and date of the payment order for the transfer of this amount or the date and method of satisfaction of the claim, if it is not subject to a monetary evaluation; in the event of full or partial refusal to satisfy the claim - the reasons for the refusal with reference to the relevant legislation and evidence justifying the refusal; list of documents, attached to the response to the claim, other evidence. Failure to receive a written response to a received claim within the period, specified in this Contract, shall be considered as the Party’s consent with the stated claim.
9.4.6. The party, that has accepted the claim, is obliged to make payment of the amount claimed within 15 calendar days from the date of the claim acceptance.
9.4.7. In case of full or partial refusal to satisfy the claim, the original documents, that were attached to the claim, shall be returned to the claimant, and the documents, justifying the refusal, shall be submitted to the claimant, in case he does not have them. In the event of a full or partial refusal to satisfy the claim, the Party is entitled to file a lawsuit with the court of arbitration referred to in clause 9.3. of the contract.

10. TECHNICAL AUDIT

10.1. The Buyer has the right to access and conduct technical audit of the Producer’s technological processes (Producer of Goods), engaged in the execution of the Contract, and to all relevant documents of the Enterprise Quality Management System.

10.2. Customers of the Buyer are entitled to familiarize themselves with the Quality Management System of the respective Producer and access the relevant Producer’s enterprise providing contractual item 10.3 is observed.

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10.3. Technical audit of the Producer’s technological processes, engaged in the execution of this Contract, Buyer's access to the relevant Producer’s enterprise and to all relevant documents of the enterprise’s quality management system, familiarizing the Buyer with relevant documentation, familiarizing the Buyer’s Customers with the documentation of the Quality Management System of the relevant Producer’s enterprise are possible only on condition of concluding the Confidentiality Agreement (specifying actions to be performed) between the Supplier, Producer and Buyer, and multilateral confidentiality agreement between the Supplier, Producer, Buyer and Buyer’s Customer shall be concluded to familiarize Buyer’s Customer (upon Buyer’s request). At the same time, the joint responsibility of the Buyer and the Buyers' Customers will be a prerequisite of this Agreement.

11. CONFIDENTIAL INFORMATION

11.1 All the information transferred by the Parties to each other – legal, financial and other information related to the conclusion and performance of the present Contract, including written and oral information, in hard copy, in electronic format or another format; presented either as a single document or any part thereof, as well as other information, which has been disclosed by one Party to another Party in the process of the present Contract performance, shall be deemed confidential.

11.2 Confidential information shall not be divulged to third parties without previous explicit written consent of the Party, which provided this information. At the same time, the Parties shall be entitled to transfer confidential information to their affiliated companies (as this term is defined as per the RF legislation) both in the Russian Federation and abroad. In this case, the parties shall bear responsibility for their affiliated companies just like for their own activities.
11.3 The Parties shall be entitled to disclose confidential information to their employees and other parties in case of their engagement for the performance of the present Contract only in the scope required for the performance of the present Contract and only in case of receiving preliminary consent of another Party for such disclosure of confidential information, as well as on condition of ensuring confidential treatment of such information stipulated in the present clause with regard to all their employees and other parties, to whom the confidential information is disclosed. The rule of receiving consent shall not cover the employees who, by virtue of their job duties, are related to the contract performance.
11.4 The transfer of confidential information during the audit of Goods Manufacturers shall be effected strictly under the Transfer-Acceptance Certificate signed by the representatives of the Parties and the Manufacturer.
11.5 In case if the state authority (or an official of the state authority) authorized to request provision of information by virtue of legislative prescriptions sends the Party a justified and properly issued request for providing the information deemed confidential, the Party, which has received such request, shall immediately notify, including without limitation, by fax, another Party of the received request, as well as of the list of confidential information, which should be disclosed in accordance with the request. Apart from that, the Party, which has received such request from the state authority (or an official of the state authority) shall use all the available remedies for maintaining information confidentiality.
11.6 Liabilities of the Parties in terms of complying with confidentiality requirements with regard to obtained information shall remain effective within five (5) years from the moment of its receipt.
11.7 The Parties shall be liable to coordinate preparation and distribution of any public materials related to the subject of the present Contract. The Parties shall not disclose the mere fact of existence or the contents of negotiations between them without prior written consent of another Party.

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12. OTHER PROVISIONS

12.1 Appendices, Additional agreements and Annexes to the present Contract shall be its integral part and shall be valid only if executed in writing and signed by authorized representatives of all the Parties.

12.2 After signing the present Contract, all previous negotiations and correspondence related to it shall become null and void.
12.3 Neither Party shall be entitled to transfer its rights and liabilities related to performance of the present Contract provisions to the third party (or parties) without prior written consent of another Party.
12.4 The present Contract is signed in two originals in Russian – one original for the Supplier and one original for the Buyer. Both originals have the same legal force.

12.5 The Contract shall come into force effective January 1, 2017 and shall remain effective through December 31, 2019, with regard to deliveries, and with regard to financial liabilities in terms of payment for the Goods – till the fifth banking day (January) of 2020, and with regard to other financial liabilities – till their full completion by the Parties. In particular, liabilities related to review and settlement of claims under the present Contract shall remain valid till full completion of such liabilities by the Parties (claims settlement). Documents related to the execution of the present Contract (including those required for performing shipments in January 2017) can be sent by the parties to each other at any time before the Contract comes into force. The coming of the Contract into force effective January 1, 2017, shall not be the grounds for refusal to accept such documents.

Notwithstanding the above timelines of the present Contract coming into force, even if the Parties have already started the performance of the present Contract, in case if the necessary corporate approvals as per the corporate requirements and/or legislation have not been received by at least one of the parties to the present Contract till March 1, 2017, then each of the Parties shall be entitled to unilateral refusal from performance / termination of the present Contract unilaterally and without judicial procedures. At the same time, the present Contract shall be considered terminated upon expiry of 7 calendar days from the date specified in the notification of the unilateral refusal / termination sent by one Party to another Party. From the moment of receipt of such notification, the Parties shall be entitled to start negotiating terms and conditions (amount of Goods for shipment, price, etc.) of Goods deliveries for 2017-2019.

12.6 It is permitted to sign and transfer the present Contract, Appendices, Additional agreements and Annexes to it and other documents executed for the performance of the present Contract by means of exchanging copies between the Parties by fax (Supplier’s fax: (495) 777-04-11, Buyer’s fax: (495) 777-61-90) or by e-mail (at the addresses specified in Clause 13 of the present Contract) with subsequent exchange by the Parties with the originals of the Contract, Appendices, Additional agreements and Annexes to it and other documents executed for the performance of the present Contract by means of delivery service / registered mail / Russian Post or in person. Prior to the receipt of the originals of the above documents, documents issued and/or transferred by fax to numbers specified in the present clause and/or by e-mail shall have the legal force of the original.

12.7 It is permitted to sign Additional agreements to the present Contract by means of putting e-signature by the Parties. Additional agreements signed this way shall be considered to be signed with the original signature of the authorized signatory on condition of putting a stamp impression of the Party to the Contract.

It shall be forbidden to use e-signature in issuing contracts and primary documents (invoices, certificates, consignment notes, etc.).

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12.8 Under the present Contract, the Buyer undertakes not to supply the acquired Goods to the countries against which the United Nations Organization, the European Union, the Russian Federation and other global community states have introduced sanctions, export restrictions and other restrictive measures, as well as to terrorist groups and to persons related to terrorist groups independently of their country of citizenship. The Buyer has been informed about the embargoes of the United Nations Organization, the European Union, the Russian Federation and other global community states and fully realizes the essence of the regime of sanctions and additional embargoes, as well as all possible negative consequences related to the violation of the above-mentioned regime.
12.8.1 The Buyer undertakes, during further sales of the Goods to consumers or other end users (hereinafter collectively referred to as “End users”), to collect written guarantees from End users not to supply the Goods to the countries as per Clause 12.8 of the present Contract.
12.8.2 In case of violation of warranties (liabilities), the Buyer undertakes, unilaterally and in the full scope, to bear the responsibility (administrative, criminal, civil, etc.), which can arise to the Buyer, as well as to bear all losses and expenses, which can arise to the Supplier, Goods manufacturers, Goods consigners, Goods carriers in lawsuits against them with regard to the violation of such warranties (liabilities). The Buyer undertakes not to make statements / not to present petitions on engaging the Supplier, Goods manufacturers, Goods consigners, Goods carriers as interveners into lawsuits related to the violation of such warranties (liabilities).
12.8.3 Independently of the established validity term of the present Contract, all the liabilities of the Buyer set in Clauses 12.8-12.8.2 of the Supply Contract shall remain in effect permanently.

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13. ADDRESSES AND BANKING DETAILS OF THE PARTIES

JSC “UC RUSAL TH”

Legal and post address

Moscow, 13 Nikoloyamskaya str.,

bldg. 1 / 109240

INN 5519006211, KPP 997550001

settlement account / р/с 407 028 105 003 400 007 85

in “Gazprombank” branch (open joint-stock company) in Krasnoyarsk

BIK 040407877

correspondent account 301 018 101 000 000 008 77

OKONH 71200, 71100

OKPO 51644169

[***]

JSC “Arconic SMZ”
Legal and post address:
Samara, 29 Alma-Atinskaya str., bldg. 33/34 / 443051
INN 6310000160, KPP 631050001
settlement account / р/с 407 02 810 9 000 00000 250

in OOO “Deutsche Bank”, Moscow
correspondent account 301 018 101 000 000 001 01
BIK 044525101

OKPO 05810809 OKVED 27.42.5

[***]

Supplier	Buyer
JSC “UC RUSAL TH”	JSC “Arconic SMZ”

/s/ [***]	/s/ [***]
[***]	[***]

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LIST OF OMITTED APPENDICES

The appendices listed below have been omitted from this filing. The issuer will furnish supplementally to the Commission or its staff, upon request, a copy of any omitted appendix.

Appendix No. 1	Goods shipment schedule

Appendix No. 2	Technical specifications for flat slabs / billets

Appendix No. 3	The agreed template (form) of an additional agreement for extra volume

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